Exhibit 4.1
HAWK CORPORATION
DEFERRED COMPENSATION PLAN
(Effective June 1, 2007)

HAWK CORPORATION
DEFERRED COMPENSATION PLAN
(Effective June 1, 2007)

i

ii

Page
10.3 Severability	23
10.4 Governing Laws	23
10.5 Binding Effect	23
10.6 Entire Agreement	23
10.7 Code Section 409A	24
10.8 No Guaranty or Responsibility Regarding Tax or Legal Consequences	24
10.9 Use of Alternative Technologies to Make Elections	24

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HAWK CORPORATION
DEFERRED COMPENSATION PLAN
(Effective June 1, 2007)
ARTICLE I
INTRODUCTION
     1.1 Name of Plan.
     Hawk Corporation (the “Company”) hereby adopts the Hawk Corporation Deferred Compensation Plan (the “Plan”).
     1.2 Purposes of Plan.
     The purposes of the Plan are to provide deferred compensation for a select group of management or highly compensated Employees, including the opportunity to make elective deferrals under this arrangement to supplement their elective contributions to the Hawk Corporation 401(k) Retirement Plan (the ‘401(k) Plan’), which are subject to certain limitations under the Code.
     1.3 “Top Hat” Pension Benefit Plan.
     The Plan is intended to be a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.
     1.4 Plan Unfunded.
     It is the intention of the Company that the Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. No assets of the Company shall be pledged or otherwise restricted in order to meet the obligations of the Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. However, the Company may set aside, in a separate account, “rabbi trust,” or similar financial vehicles, amounts intended to be used for the payment of benefits hereunder, or may purchase insurance contracts in its own name for the purpose of the payment of benefits hereunder. Such setting aside or purchase shall not, however, result in this Plan being considered as “funded” either for federal income tax purposes or under ERISA.
     1.5 Effective Date.
     The Plan is effective as of the Effective Date.

     1.6 Administration.
     The Plan shall be administered by the Administrator or its delegates, as set forth in Section 7.1.
DEFINITIONS AND CONSTRUCTION
     1.7 Definitions.
     For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:
          (a) “Account” means, with respect to any Participant, the bookkeeping account or accounts maintained by the Company to reflect the Participant’s Base Salary Deferrals, Bonus Deferrals, and Discretionary Contributions, together with all earnings, gains and losses thereon. Accounts shall be subdivided into In-Service Distribution/Deferral Accounts, Retirement/Deferral Accounts and Retirement/Company Contribution Accounts.
          (b) “Administrator” means the individual, entity, committee or Board named to administer the Plan pursuant to Section 7.1.
          (c) “Affiliate” means any corporation or business organization during any period during which it would be treated, together with the Company, as a single employer for purposes of Code Sections 414(b) or (c).
          (d) “Base Salary” means the base rate of cash compensation, including commissions, paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company.
          (e) “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld and credited to his Account pursuant to Section 4.1.
          (f) “Beneficiary” means the person or persons designated by the Participant in accordance with Section 6.6 and related provisions or, in the absence of an effective designation, the person or entity described in Section 6.9.
          (g) “Board” means the Board of Directors of the Company.
          (h) “Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any bonus arrangement maintained by the Company (provided that the Company designates amounts awarded under such bonus arrangement as being eligible for deferral hereunder).

          (i) “Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld and credited to his Account pursuant to Section 4.1.
          (j) “Change in Control” means, with respect to any Participant, the happening of any of the following events (but only if with respect to such Participant, such event would constitute a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, as defined under Section 409A of the Code):
(i)	a change in the ownership of the Company (or any Affiliate which either employs the Participant or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an Affiliate) that, together with stock held by such person or group, constitutes more than Fifty Percent (50%) of the total fair market value or total voting power of the stock of the Company (or such an Affiliate). However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company (or such an Affiliate), the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. (An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company (or such an Affiliate) acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this definition. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) (or such an Affiliate) and stock in the Company (or such an Affiliate) remains outstanding after the transaction.)

(ii)	a change in effective control of the Company (or any Affiliate which either employs the Participant or is a direct or indirect parent of such employer) by which:
(A)	any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company (or such an Affiliate) possessing Thirty Percent (30%) or more of the total voting power of the stock of the Company (or such an Affiliate); or

(B)	a majority of members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election.
(iii)	a change in the ownership of a substantial portion of the assets of the Company (or any Affiliate which either employs the Participant or is a direct or indirect parent of such employer) by which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company (or such an Affiliate) that have a total gross fair market value equal to or more than Forty Percent (40%) of the total gross fair market value of all of the assets of the Company (or such an Affiliate) immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          (k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all lawful regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific Section of the Code, such reference shall be deemed to include any successor Sections of the Code having the same or similar purpose.
          (l) “Claims Reviewer” means the individual, committee or Board named to review denied claims under the Plan pursuant to Section 8.3.
          (m) “Company” means Hawk Corporation and any successor thereto.
          (n) “Deferral Period” means the period of time with respect to any In-Service Distribution/Deferral Account for which a Participant elects to defer receipt of the Base Salary Deferrals and Bonus Deferrals credited to such In-Service Distribution/Deferral Account.
          (o) “Directors” means the Board of Directors of the Company.
          (p) “Disability” means, with respect to any Participant, that such Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. Without limitation, for purpose of this Plan, a Participant will be deemed to have a Disability if the Participant is determined to be totally disabled by the Social Security Administration, or is determined to be disabled in accordance with a disability insurance program of the Company or any Affiliate (provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 409A).
          (q) “Discretionary Contribution” means the Company’s contribution, if any, made pursuant to Section 4.4.
          (r) “Effective Date” means June 1, 2007, except where a different date is specifically set forth.
          (s) “Employee” means any common-law employee of the Company or any person with whom the Company would be considered a single employer under Code Section 414(b) or (c).
          (t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all lawful regulations and pronouncements promulgated thereunder. Whenever a reference is made to a specific Section of ERISA, such reference shall be deemed to include any successor Sections of ERISA having the same or similar purpose.
          (u) “401(k) Plan” means the Hawk Corporation 401(k) Retirement Plan, as amended and restated on January 1, 2004, and as amended from time to time thereafter.
          (v) “In-Service Distribution/Deferral Account” means, with respect to any Participant, the portion of the Participant’s Account to which Base Salary Deferrals and Bonus Deferrals which are subject to an In Service Distribution Election of the Participant are credited pursuant to the terms of the Plan, and all earnings, gains and losses thereon. A Participant may have only one (1) In-Service Distribution/Deferral Account under the Plan at any one time, unless distribution has commenced from such In Service Distribution/Deferral Account, in which case the Participant may have one (1) additional In-Service Distribution/Deferral Account under the Plan.
          (w) “In-Service Distribution Election” means an election by a Participant to have all or a portion of his Base Salary Deferrals and/or his Bonus Deferrals be distributed in an in-service withdrawal on a fixed date or schedule, provided that a Separation from Service, death, Disability, or Change in Control does not occur prior to such distribution.
          (x) “Latest Payment Date” means, with respect to any payment due hereunder, the latest date by which such payment can be made so as to constitute payment on the date that such payment is otherwise designated hereunder to be made under Code Section 409A, including under certain provisions of such section which may be summarized as follows:

(i)	The date designated for payment under the terms of the Plan or a later date in the same calendar year or, if later, the fifteenth (15th) day of the third calendar month following the date designated for payment.

(ii)	If calculation of the amount of the benefit is not administratively practicable due to events beyond the control of the Participant (or the Participant’s Beneficiary), any date within the first taxable year of the Participant in which calculation of the payment is administratively practicable.

(iii)	If making the payment on the date designated under the terms of the Plan would jeopardize the ability of the Company and Affiliates to continue as a going concern, the first taxable year of the Participant in which making the payment would not have such effect.

(iv)	If there is a delay in payment by the Administrator other than with the express or implied consent of the Participant, the first taxable year of the Participant in which the dispute is resolved. The dispute shall be deemed resolved on the earliest date upon which: (a) the Participant and the Administrator or the Company enter into a legally binding settlement, (b) the Administrator or the Company concedes that an amount is payable, or (c) the Administrator or the Company is required to make payment pursuant to a final non-appealable judgment or other binding decision. The foregoing provisions shall apply only if, during the period of the dispute, the Participant accepts any portion of the payment the Administrator or the Company is willing to make (unless acceptance will result in relinquishment of the claim to any remaining portion), and makes prompt and reasonable good faith efforts to collect the remaining portion of the payment which meet the requirements of Code Section 409A (including the timely notice requirements).

(v)	In the event the payment fails to fails to comply with Federal securities laws or other laws, the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

(vi)	In the event the payment fails to be deductible under Code Section 162(m), or meets other conditions specified by the Commissioner of the Internal Revenue Service, such later date as may be provided under Code Section 409A.

          (y) “Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.
          (z) “Participation and Deferral Election Form” means the written agreement pursuant to which the Participant elects the amount of his Base Salary and/or his Bonus Compensation to be deferred pursuant to the Plan, makes any related In-Service Distribution Election, if applicable, elects the deemed investment of amounts deferred and the time and form of payment of such amounts and addresses such other matters as the Administrator shall determine from time to time.
          (aa) “Plan” means the Hawk Corporation Deferred Compensation Plan, as in effect on the Effective Date, and as amended from time to time hereafter.
          (bb) “Plan Year” means the twelve-consecutive month period commencing January 1 of each year ending on the following December 31.
          (cc) “Retirement/Company Contribution Account” means, with respect to any Participant, the portion of the Participant’s Account to which Discretionary Contributions, and all earnings, gains and losses thereon, are credited pursuant to the terms of the Plan.
          (dd) “Retirement/Deferral Account” means, with respect to any Participant, the portion of the Participant’s Account to which Base Salary Deferrals and Bonus Deferrals which are not subject to an In Service Distribution Election of the Participant are credited pursuant to the terms of the Plan, and all earnings, gains and losses thereon.
          (ee) “Separation from Service” means, with respect to any Participant, the separation from service within the meaning of Section 409A of the Code, of such Participant with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the Participant’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than Twenty Percent (20%) of its prior level. For this purposes, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Participant after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than Twenty Percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services less than 36 months).
          (ff) “Valuation Date” means each business day and each special valuation date designated by the Administrator.

     1.8 Number and Gender.
     Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.
     1.9 Headings.
     The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.
ARTICLE II
PARTICIPATION AND ELIGIBILITY
     2.1 Participation.
     Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees, and (c) selected by the Board or its delegates, in its sole discretion, as Participants. The Board shall notify each Participant of his selection as a Participant. An Employee who satisfies the eligibility requirements set forth in subsections (a) and (b) shall remain eligible to continue participation in the Plan for each Plan Year following his selection by the Board as a Participant.
     2.2 Commencement of Participation.
     Except as provided in the following sentence, an Employee shall become a Participant effective as of the first day of the Plan Year following the date on which his Participation and Deferral Election Form becomes effective. An Employee who is newly designated as eligible to become a Participant completes a Participation and Deferral Election Form within 30 days of the date on which he is selected by the Board to be eligible to participate shall become a Participant as of the date on which his Participation and Deferral Election Form becomes effective under Section 4.2.
     2.3 Cessation of Active Participation.
     Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder effective as of any date designated by the Board.
ARTICLE III
CONTRIBUTIONS AND VESTING
     3.1 Deferrals by Participants.
     Before the first day of each calendar year, a Participant may file with the Administrator a Participation and Deferral Election Form pursuant to which such Participant elects to make Base Salary Deferrals. A Participant must file a Participation and Deferral

Election form to make Bonus Deferrals at a time prescribed by the Administrator which time shall be not later than six (6) months before the end of the 12 month or longer period over which the services upon which the Bonus Compensation is based are performed. A Participant shall be entitled to defer a whole percent of his Base Salary or Bonus Compensation, subject to a maximum deferral of seventy-five percent (75%) of Base Salary and one hundred percent (100%) of Bonus Compensation.
     A Participant’s Participation and Deferral Election Form may include an In-Service Deferral Election under which the Participant may elect for all or a portion of his Base Salary Deferrals and all or a portion of his Bonus Deferrals to be credited to an In-Service Distribution/Deferral Account. In order to be valid, the initial In-Service Deferral Election with respect to any In-Service Distribution/Deferral Account must specify the date on or about which payment of amounts in such In-Service Distribution/Deferral Account shall be paid or shall commence to be paid and the form of such payment under Section 6.3.
     On or after the commencement of distribution of amounts from a Participant’s existing In-Service Distribution/Deferral Account, the Participant may not make any further election to make further Base Salary Deferrals or Bonus Deferrals into such In-Service Distribution/Deferral Account. However, at any time on or after the commencement of distribution of amounts from a Participant’s existing In-Service Distribution/Deferral Account that the Participant files a Participation and Deferral Election Form, the Participant may make an initial In-Service Deferral Election to establish a second In-Service Distribution/Deferral Account, and, in order to be valid, such election shall specify the date on or about payment of amounts in such second In-Service Distribution/Deferral Account shall be paid or shall commence to be paid and the form of such payment under Section 6.3. At any time during which a Participant has two (2) In-Service Distribution/Deferral Accounts in pay status, the Participant shall not be permitted to elect to make any further deferrals to an In-Service Distribution/Deferral Account.
     Deferral elections, In-Service Deferral Elections, and all other elections under the Plan shall be subject to any such rules as may be prescribed by the Administrator in its sole discretion, subject to the terms of this Plan.
     Base Salary Deferrals will be credited to the Retirement/Deferral Account (and/or In-Service Distribution/Deferral Account if so elected) of each Participant as soon as practicable following each pay date, if and to the extent that the Participant earned such Base Salary as an Employee for such pay date. Bonus Deferrals will be credited to the Retirement/Deferral Account (and/or In-Service Distribution/Deferral Account if so elected) of each Participant not later than the last day of the month in which such Bonus Compensation otherwise would have been paid to the Participant in cash, provided that the Participant is an Employee at the time such Bonus Compensation would have been paid. A Participant whose employment terminates prior to or during the calendar month in which his Bonus Compensation would have been paid to him in cash will be paid his Bonus Deferral in cash. Such termination of employment shall not affect Base Salary Deferrals and Bonus Deferrals previously credited to the Account of the affected Participant.

     3.2 Effective Date of Participation and Deferral Election Form.
     Except as provided below with respect to a new Participant, a Participant’s Participation and Deferral Election Form shall become effective on the first day of the Plan Year to which it relates. The Participation and Deferral Election Form of an Employee who first becomes eligible to participate in the Plan during a Plan Year shall become effective with respect to services to be performed subsequent to the election which shall be made within thirty (30) days after the date the Employee first becomes eligible to participate in the Plan. If an Employee fails to timely complete a Participation and Deferral Election Form, the Employee shall be deemed to have elected not to make Base Salary Deferrals and/or Bonus Deferrals for such Plan Year.
     3.3 Modification or Revocation of Election by Participant.
     A Participant may not prospectively change the amount of his Base Salary Deferrals or Bonus Deferrals during a Plan Year unless the Administrator determines that he has suffered an unforeseeable emergency as is more fully described in Section 6.11. Unless required or permitted by law, under no circumstances may a Participant’s Participation and Deferral Election Form be made, modified or revoked retroactively.
     3.4 Discretionary Contributions.
     For each Plan Year, the Retirement/Company Contribution Account of each eligible Participant shall be credited with such Discretionary Contribution, if any, as the Company may determine to credit for such eligible Participant for such Plan Year, and such Discretionary Contribution shall be credited at such time during such Plan Year or during the following Plan Year, as the Company may determine.
     3.5 Suspension of Contributions.
     Anything contained herein to the contrary notwithstanding, a Participant who receives a distribution from the Plan due to an unforeseeable emergency shall not be eligible to make deferrals hereunder for a six (6) month period after receipt of such distribution. If required by the terms of the 401(k) Plan, a Participant who receives a hardship distribution under the 401(k) Plan shall not be eligible to make deferrals under this Plan for a six (6) month period after receipt of the hardship distribution.
     3.6 Vesting.
     A Participant shall be 100% vested at all times in that portion of his Retirement/Deferral Account and/or In-Service Distribution/Deferral Account. The Discretionary Contribution for each Plan Year shall vest in accordance with the following schedule, based on the Plan Year during which such Discretionary Contribution is credited to the Retirement/Company Contribution Account of such Participant:

Vesting Date	Vested Percentage
Plan Year in which Discretionary Contribution is Credited	0%
1st January 1 following such Plan Year	33%
2nd January 1 following such Plan Year	67%
3rd January 1 following such Plan Year	100%
Notwithstanding the foregoing, all Discretionary Contributions shall be 100% vested immediately upon death, Disability, attainment of age 65 while still employed with the Company or an Affiliate, or a Change in Control. Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Upon Separation from Service, a Participant shall forfeit any portion of the Participant’s Account which is not vested, and shall have no further claim against the Company with respect thereto. All forfeitures shall inure to the benefit of the Company and shall not be reallocated to the Accounts of other Participants.
ARTICLE IV
ACCOUNTS
     4.1 Establishment of Bookkeeping Accounts.
     A separate bookkeeping Account or Accounts shall be maintained for each Participant. Such Account(s) shall be credited with the Base Salary Deferrals and Bonus Deferrals made by the Participant pursuant to Section 4.1, Discretionary Contributions made pursuant to Section 4.4, and transferred to this Plan, credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.
     4.2 Subaccounts.
     Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary or desirable for the administration of the Plan. In particular, separate bookkeeping accounts shall be maintained for distributions to be made upon a Participant’s Retirement and for distributions to be made upon attainment of the future calendar year distribution dates selected by the Participant.
     4.3 Earnings Elections.
     Amounts credited to a Participant’s Account shall be credited or charged with earnings and losses based on hypothetical investments elected by the Participant. A Participant may elect different investment allocations for new contributions and existing Account balances. Only whole percentages may be elected, the minimum percentage for any allocation is 1%, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances. Investment elections may be changed daily, by written direction. The hypothetical investment alternatives and the procedures relating to the election of such investments, other than those set forth in this Section 5.3, shall be determined by the Administrator from time to time. A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

     Notwithstanding the foregoing provisions of this Section 5.3, if investment in Company Stock is permitted hereunder, the Company in its sole discretion, shall have the authority to place such restrictions upon the investment directions of any person who is subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (“Insider”) as shall be appropriate to comply with such section. Such restrictions shall include, but shall not be limited to the following: Insiders shall be permitted to submit investment directions relating to Company Stock only on a “semi-annual date” which is no less than six (6) months after the date of the most recent investment direction received from such Insider relating to Company Stock. For purposes of this Section 5.3, the term “semi-annual date” shall mean a date which is within the period that begins the third business day following the date on which the Company’s first fiscal quarter and third fiscal quarter summary statements of sales and earnings shall be released and which ends on the twelfth business day following such release date.
     4.4 Hypothetical Accounts and Creditor Status of Participants.
     The Accounts established under this Article V shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Base Salary Deferrals, Bonus Deferrals, and Discretionary Contributions can be credited to the Participant and so that earnings and losses on such amounts so credited can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind (other than a “rabbi trust”), or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.
     4.5 Investments.
     The Company may, in its sole discretion, set aside, in a separate account, “rabbi trust,” or similar vehicle, amounts intended to be used for the payment of benefits hereunder, or acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the Plan. Such accounts, “rabbi trusts,” policies, annuities, or other investments, shall at all times be and remain unrestricted general property and assets of the Company or otherwise be subject to the claims of unsecured creditors of the Company. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such accounts, “rabbi trusts,” policies, annuities or other acquired assets.

ARTICLE V
PAYMENT OF ACCOUNT
     5.1 Timing of Distribution of Accounts.
     Distribution of a Participant’s In-Service Distribution/Deferral Account shall be made or shall commence to be made following the expiration of the Deferral Period selected by the Participant for such Account. Notwithstanding the foregoing, upon a Separation from Service, death, Disability, or Change in Control, all amounts remaining in a Participant’s In-Service Distribution/Deferral Account(s) shall be transferred to the Participant’s Retirement/Deferral Account and shall thereafter be distributed according to the time and form applicable for distribution of the Participant’s Retirement/Deferral Account.
     A Participant’s Retirement/Deferral Account and Retirement/Company Contribution Account shall be distributed to him (or his Beneficiary in the event of his death) as soon as practicable following the earliest to occur of the following:
(i)	the Participant’s death;

(ii)	the Participant’s Disability;

(iii)	a Change in Control; or

(iv)	six months after the Participant’s Separation from Service.
     Distributions shall be made, or commence to be made, as soon as practicable after such earliest event (in the case of the Retirement/Deferral Account and Retirement/Company Contribution Account) or after the end of the Deferral Period (in the case of an In-Service Distribution/Deferral Account), except as may otherwise be elected pursuant to Section 6.4, and shall be made in such form as is applicable under Sections 6.3 and 6.4. Any distribution under this Plan shall be treated as made on the date otherwise provided for such payment if it is made not later than the Latest Payment Date with respect to such payment.
     5.2 Adjustment for Investment Gains and Losses Upon a Distribution.
     The balance of a Participant’s Account shall be determined as of the Valuation Date immediately preceding the date of any distribution hereunder.
     5.3 Form of Payment.
     Except as provided below, the distribution of a Participant’s Retirement/Deferral Account and Retirement/Company Contribution Account due to the Participant’s Separation from Service or Disability and the distribution from a Participant’s In-Service Distribution/Deferral Account shall be paid in one of the following forms as elected by the Participant:

(a)	A single lump sum amount which is equal to the applicable Account balance; or

(b)	Substantially equal annual installments, which shall be treated as separate payments for purposes of Code Section 409A, amortized over a period of five (5) years. Gains and losses on the unpaid balance shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. The amount of the installments payable shall be changed annually to reflect investment results.
The form so elected by a Participant with respect to his Retirement/Deferral Account and his Retirement/Company Contribution Account shall apply to both of such Accounts, combined, and the form so elected by a Participant with respect to an In-Service Distribution/Deferral Account shall apply to such Account. In the event that a Participant fails to elect the form of payment for his Retirement/Deferral Account and/or his Retirement/Company Contribution Account, such Account(s) shall be paid in a single lump sum.
     In the event of a Change in Control, a Participant’s Account(s) shall be paid in a single lump sum.
     In the event of death of a Participant (whether prior to or after the commencement of benefit payment), the Participant’s Account(s) shall be paid in a single lump sum to the Participant’s Beneficiary.
     Notwithstanding any elections made under this Plan, if there is a distributable event described in Section 6.1 and the Participant’s total Account value is not more than Ten Thousand Dollars ($10,000), then such benefit shall be paid in a single lump sum as soon as practicable following distributable event.
     5.4 Change in Date or Form of Distribution.
     A Participant may elect to change the form of distribution of payable from his combined Retirement/Deferral Account and Retirement/Company Contribution Account due to his Separation from Service or Disability to another form available under Section 6.2 (or the date of one or more installment payments otherwise provided hereunder) as many as two times, in accordance with such procedures as may be adopted by the Administrator subject to Code Section 409A. A Participant may also elect to change the time of commencement of distribution of his In-Service Distribution/Deferral Account (or the date of one or more installment payments otherwise provided hereunder) to another date or dates as many as two times, in accordance with such procedures as may be adopted by the Administrator subject to Code Section 409A. Any such revision to the date or form of any lump sum or installment payment under this section shall be made at least 12 months prior to the distribution date previously in effect with respect to such amount and shall delay distribution of such amount by at least 5 years from the date the payment would have otherwise been made hereunder.

     5.5 Other Distributions.
     To the extent the Administrator determines to be consistent with Code Section 409A, the Administrator may distribute all or part of a Participant’s Accounts (a) to pay employment taxes, and any tax withholding as a result of the payment of such employment taxes, (b) to the extent that all or such part of a Participant’s Accounts have become taxable under Code Section 409A or (c) to the extent that acceleration of benefits is permissible in other limited circumstances pursuant to regulations and other guidance under Code Section 409A.
     5.6 Designation of Beneficiaries.
     Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.
     5.7 Change of Beneficiary Designation.
     Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Administrator. The filing of a new designation shall cancel all designations previously filed.
     5.8 Change in Marital Status.
     If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:
(a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.

(b)	If the Participant is unmarried at death but was married when the designation was made:
(i)	The designation shall be void if the spouse was named as Beneficiary. The designation shall remain valid if a nonspouse Beneficiary was named.

(ii)	If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

     5.9 No Beneficiary Designation.
     If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s surviving spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s parents;

(d)	The Participant’s estate.
     5.10 Unclaimed Benefits.
     In the case of a benefit payable on behalf of a Participant, if the Administrator is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Administrator’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.
     5.11 Withdrawals for Unforeseeable Emergency.
     A Participant may apply in writing to the Administrator for, and the Administrator may permit, a withdrawal of all or any part of a Participant’s Account constituting Base Salary, Bonus Deferrals, and vested Discretionary Contributions, together with all earnings, gains and losses thereon, if the Administrator, in its sole discretion, determines that the Participant has incurred an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152 of the Code without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Administrator. The Administrator may require a Participant who requests a withdrawal on account of an unforeseeable emergency to submit such evidence as the Administrator, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

     5.12 Withholding.
     All deferrals and distributions shall be subject to legally required income and employment tax withholding.
ARTICLE VI
ADMINISTRATION
     6.1 Administrator.
     The Plan shall be administered by the Administrator, which shall be such individual, entity or committee as may be appointed by the Board, which may include a committee of the Board, or the entire Board. The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. No member of the Administrator who is a Participant shall participate in any matter relating to his status as a Participant or his rights or entitlement to benefits as a Participant.
     6.2 General Powers of Administration.
     The Administrator shall be the Plan Administrator under ERISA. The Administrator will be responsible for the general administration of the Plan and will have all powers as may be necessary to carry out the provisions of the Plan and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. In addition to any powers, rights and duties set forth elsewhere in this Plan, it will have the following powers and duties:
(a)	To enact rules, regulations, and procedures and to prescribe the use of such forms as it deems advisable;

(b)	To appoint or employ agents, attorneys, actuaries, accountants, assistants or other persons (who may also be Participants in this Plan or be employed by or represent the Company) at the expense of the Company, as it deems necessary to keep its records or to assist it in taking any other action authorized or required under the Plan;

(c)	To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan and to resolve all questions arising under the Plan;

(d)	To administer the Plan in accordance with its terms and any rules and regulations it establishes; and

(e)	To maintain records concerning the Plan as it deems sufficient to prepare reports, returns and other information required by the Plan or by law; and

(f)	To direct the Company to pay benefits under the Plan, and to give other directions and instructions as may be necessary for the proper administration of the Plan.
     Any decision, interpretation or other action made or taken by the Administrator arising out of or in connection with the Plan, will be within the absolute discretion of the Administrator, and will be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Administrator’s determinations under the Plan need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.
6.3	Indemnification of Administrator, Claims Reviewer, and Board.
     The Company shall indemnify the Administrator, Claims Reviewer, Board (and any members thereof) and their respective members, and any officers or employees of the Company or any Affiliate to whom the Administrator, Claims Reviewer, Board, or the Company, delegates any of their respective powers or authority under this Plan, against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act under this Plan, except when the same is attributable to their gross negligence or willful misconduct.
ARTICLE VII
DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION
7.1	Claims.
     A Participant, Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Administrator setting forth his or her claim. The request must be addressed to the Administrator at the Company at its then principal place of business.
7.2	Claim Decision.
     Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety (90) days, and shall, in fact, deliver such reply within such period. However, the Administrator may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Administrator expects to render the benefit determination.

     If the claim is denied in whole or in part, the Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(d)	appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)	the time limits for requesting a review of the denial under Section 8.3 and for the actual review of the denial under Section 8.4.
     If no notice is provided, the claim will be deemed denied. The interpretations, determinations and decisions of the Administrator will be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article.
7.3	Request for Review of a Denied Claim.
     The Claims Reviewer shall be such individual, entity or committee as the Board may appoint from time to time, which may include a committee of the Board, or the entire Board. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Claims Reviewer review the Administrator’s prior determination. Such request must be addressed to the Claims Reviewer at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.
     The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Administrator in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Administrator making its initial claims decision, without regard to whether such instrument was actually relied upon by the Administrator in making its decision or (iii) demonstrates compliance by the Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Administrator’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

7.4	Review of Decision.
     Within a reasonable period of time, ordinarily not later than sixty (60) days, after the Claims Reviewer’s receipt of a request for review, it will review the Administrator’s prior determination. If special circumstances require that the sixty-day time period be extended, the Claims Reviewer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Claims Reviewer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Claims Reviewer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.
     Benefits under the Plan will be paid only if the Claims Reviewer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Claims Reviewer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.
     If the Claims Reviewer makes an adverse benefit determination on review, the Claims Reviewer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:
(a)	the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Claims Reviewer in making its decision, (ii) was submitted, considered or generated in the course of the Claims Reviewer making its decision, without regard to whether such instrument was actually relied upon by the Claims Reviewer in making its decision or (iii) demonstrates compliance by the Claims Reviewer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

7.5	Discretionary Authority.
     The Administrator and Claims Reviewer shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively, including full power and authority to interpret the Plan, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan and to resolve all questions arising under the Plan.
7.6	Disability Claims.
     To the extent that the Administrator or the Claims Reviewer determines that the provisions of applicable law or regulations require, or that it would otherwise be appropriate, with respect to any claim or type of claim, that different or additional claims adjudication procedures be followed under this Plan, then such different or additional claims adjudication procedures shall be followed hereunder by the Administrator, Claims Reviewer, and as applicable, the Claimant and any other party. Without limiting the generality of the forgoing, to the extent the determination of Disability is made pursuant to a claim hereunder, rather than by the Social Security Administration or in accordance with a disability insurance program of the Company or any Affiliate, then the procedures set forth above shall be modified to the extent necessary to conform with the requirements applicable for determinations of disability benefits under 29 CFR Section 2560.503-1, including:
(a)	The time for the initial determination of benefit under Section 8.2 shall be 45 days (instead of 90 days), and may be extended for two additional periods of 30 days each (instead of one additional period of 90 days). A notice to the Claimant of any such extension shall be provided prior to the start of the extension and shall indicate that the Administrator has determined that the extension is necessary due to matters beyond the control of the Plan, the circumstances requiring the extension, the date by which a decision is expected, the standards upon which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve the claim. The Claimant shall be afforded at least 45 days in which to provide the specified information (during which time, the period for the Administrator to make a determination shall be tolled).

(b)	To the extent any internal rule, guideline, protocol or similar criterion is relied upon in making an initial adverse claims determination, then a copy of such rule, guideline, protocol or criterion shall be available to the Claimant upon request, free of charge.

(c)	The time for requesting a review under Section 8.3 of an initial adverse claims determination shall be 180 days (instead of 60 days).

(d)	The review under Section 8.4 by the Claims Reviewer shall be made by a person or entity which is neither the individual nor a subordinate of the individual who made the initial determination of benefit. If the initial determination of benefit was based in whole or in part on a medical judgment, the Claims Reviewer shall consult with an appropriate health care professional who was not consulted in the initial determination of benefit and who is not the subordinate of the individual consulted in the initial claims determination. In addition, the identity of the health care professionals consulted in connection with the initial determination and the determination on appeal shall be available to the Claimant upon request.

(e)	The time for a decision to be rendered by the Claims Reviewer on a request for review shall be 45 days (instead of 60 days), and may be extended for an additional 45 days (instead of 60 days).
AMENDMENT AND TERMINATION
7.7	Power to Amend or Terminate.
     The Company reserves the right to retroactively or prospectively amend, modify or terminate this Plan at any time, for any reason, as to any or all Participants, as evidenced by an instrument in writing executed in the name of the Company by a proper officer or officers of the Company, acting pursuant to authorization or ratification by the Board, but no such amendment, modification or termination shall reduce the amounts credited to any Participant’s Accounts, as determined as of the earlier of the date of such amendment, modification or termination or the date which the Company notifies Participants is the effective date of such amendment, modification or termination.
7.8	Distribution Upon Plan Termination.
     In the event that the Plan is terminated and distribution is permitted by Code Section 409A, the balance in a Participant’s Account shall be paid to such Participant or his Beneficiary in such manner as the Company may determine is in accordance with the provisions of Code Section 409A. Until distribution, gains and losses shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3.
MISCELLANEOUS
7.9	Plan Not a Contract of Employment.
     The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company or any Affiliate and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or any Affiliate or to restrict the right of the Company or any Affiliate to discharge any person at any time.

7.10	Non-Assignability of Benefits.
     No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.
7.11	Severability.
     If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein, and the Company may, in its sole discretion, amend the provision or term in a manner which it determines is valid and enforceable and which most nearly carries out the intent and purpose of the original provision.
7.12	Governing Laws.
     All provisions of the Plan shall be construed in accordance with the internal laws (but not the choice of laws) of Ohio, except to the extent preempted by federal law.
7.13	Binding Effect.
     This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.
7.14	Entire Agreement.
     This writing constitutes the final and complete embodiment of the Plan, and all prior understandings and communications between the Company, any Affiliate, Participants and any other party hereunder, oral or written, concerning the Plan are hereby renounced, revoked, and superseded. No oral or written communications or documents, other than written Plan amendments duly adopted hereunder, may alter or vary the terms of this Plan, except that the Company may, by written agreement with an employee or beneficiary, resolve any dispute or issue regarding the application of the Plan to such individual, or the Company may, as evidenced in writing signed by two officers of the Company other than the individual affected (and acting pursuant to authorization or ratification by the Board), stipulate to special provisions applicable only to such individual.

7.15	Code Section 409A.
     Notwithstanding anything to the contrary in the provisions of this Plan regarding the benefits payable hereunder and the time and form thereof, this Plan is intended to meet any applicable requirements of Code Section 409A and this Plan shall be construed and administered in accordance with Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Company determines that any provision of this Plan or the operation thereof may violate Section 409A of the Code and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, or take such other actions, as the Company determines necessary or appropriate to comply with the requirements of Section 409A of the Code.
7.16	No Guaranty or Responsibility Regarding Tax or Legal Consequences.
     Notwithstanding any provision of this Plan to the contrary (including without limitation Section 10.7), the Company, Affiliates, Board, Administrator, and Claims Reviewer make no representation, warranty, commitment, or guaranty, and assume no responsibility, concerning the income, employment, or other tax consequences, or any other legal, tax, or other implications or effects under federal, state, or local law, of the Plan, participation in the Plan, or any Plan Accounts or benefits. Participants and Beneficiaries shall be solely responsible for any and all legal, tax, or other implications or effects of the Plan on them or their estates, heirs, successors or assigns. The Company, Affiliates, Board, Administrator, and Claims Reviewer, and any person acting as a delegatee or assistant of any of them hereunder, shall have no obligation, liability or responsibility to a Participant or Beneficiary in connection with the Plan except as expressly provided hereunder.
7.17	Use of Alternative Technologies to Make Elections.
     Notwithstanding any provision of this Plan to the contrary, the Administrator may adopt rules and procedures to permit or require any elections or consents by Participants, former Participants, or Beneficiaries (including those regarding deferrals, investments, designation of beneficiaries, withdrawals and distributions) to be made in such form (including in writing, orally, telephonically, or electronically) as the Administrator may determine, in its sole discretion, regardless of whether this Plan would otherwise require such elections to be in writing.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 1st day of June, 2007.

HAWK CORPORATION
By	/s/ Ronald E. Weinberg
Ronald E. Weinberg, Chairman,
President and CEO

And	/s/ Thomas A. Gilbride
Thomas A. Gilbride, Vice President –
Finance and Treasurer